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                          CORAM HEALTHCARE CORPORATION

                EXHIBIT 11 -- COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNT)

                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                  1994        1993       1992
                                                                ---------    -------    -------
PRIMARY
Average common shares outstanding.............................     38,544     37,442     35,228
Net effect of other dilutive securities.......................         89        336      1,584
                                                                ---------    -------    -------
          Total...............................................     38,633     37,778     36,812
                                                                ---------    -------    -------
Net income (loss) applicable to common stock..................  $(128,072)   $28,661    $71,858
Per share amounts:
  Net income (loss) per common share..........................  $   (3.32)   $  0.76    $  1.95
                                                                =========    =======    =======
FULLY DILUTED
Average common shares outstanding.............................     38,544     37,442     35,228
Net effect of other dilutive securities.......................         89        825      2,022
                                                                ---------    -------    -------
          Total...............................................     38,633     38,267     37,250
                                                                ---------    -------    -------
Net income (loss) applicable to common stock..................  $(128,072)   $28,661    $71,858
Per share amounts:
  Net income (loss) per common share..........................  $   (3.32)   $  0.75    $  1.93
                                                                =========    =======    =======

     Per share data have been computed by dividing net income or loss by the weighted average number of common and common equivalent shares outstanding during the period. The weighted average calculation also includes common shares issuable. Common stock equivalents include dilutive stock options and warrants. Fully diluted per share calculations include the assumed conversions of convertible debt and any additional incremental shares from the use of the treasury stock method on both stock options and warrants in periods when those items would result in additional dilution.